EX-99.1                                               TEXT OF PRESS RELEASE

5G Wireless Communications, Inc. Receives Funding Commitment and
Initial Funding; WiFi Innovator To Accelerate Growth of University and Municipal Campus Installations

MARINA DEL REY, Calif.--(BUSINESS WIRE)--09/29/2004--5G Wireless Communications, Inc. (OTCBB:FGWC) announced today that it has entered into a funding agreement for $2 million in convertible notes, with warrants to purchase up to an additional $5.6 million in common stock of the Company. The initial $1.0 million investment has been received by the Company with the next $1.0 million to be received upon the effective date of a registration statement for the shares to be issued on conversion, or once the Company is able to issue equity securities that are exempt from resale registration requirements following the conversion of the Company into a business development company, whichever is earlier.

Under the funding commitment, the promissory notes are convertible into common stock of the Company at a price per share equal to the lesser of 75 percent of an average of the lowest five-day bid prices for the shares during a 90-day look back period, or $0.05 per share. There are two types of warrants. The first warrants are for an additional $5 million over a three-year period at a price equal to $0.02 per share, with a Call Notice available to the Company to require the exercise of the warrants when the shares to be issued on exercise of the warrants have been registered with the SEC. In addition to the $0.02 Warrants, the Company also issued additional warrants to purchase $600,000 in common stock at $0.0135 per share. These warrants expire in five years.

"This commitment represents the market validation we've earned by providing technological leadership in the rapidly growing WiFi networking industry," stated Jerry Dix, 5G Wireless CEO. "The funds will be used for general working capital and the continued rollout of an aggressive sales and marketing plan targeting university and municipal campuses. We will also continue to push the limits of existing wireless capabilities with new product developments that keep the 5G brand the low-cost, high quality, low maintenance solution for IT professionals who know what 'total cost of ownership' really means."

The company has successfully deployed its patent-pending WiFi solutions to several campuses in the University of California and Cal State University state systems. Its municipal networks currently include experience with the City government, police and fire departments of Garden Grove, Oxnard, and Pleasanton, CA. 5G also works with selected Wireless Internet Service Providers (WISPs) to provide broadband internet services to homes and businesses in Tampa, FL; Salinas, CA; Hillsboro, OH through Freedom Online, Black DOG, and Northern Pacific Wireless, respectively. It also has Original Equipment Manufacturing (OEM) agreements with Nomadix and eight countries throughout the continent of Africa.

About 5G Wireless Communications, Inc.

5G Wireless Communications, Inc. (www.5gwireless.com), located in Marina del Rey, CA, develops and sells wireless broadband solutions. 5G Wireless customers receive dependable, high-speed Internet access at lower acquisition and implementation costs than most major competitors. 5G Wireless' products are distinguished by their exceptional data rate/range, number of concurrent users, line-of-sight capabilities and a unique security protocol. These features are particularly significant through 5G Wireless' use of IEEE 802.11b enhancements for "last mile" roaming and point-to-multi-point networks.

For additional information, please visit www.5gwireless.com. Or call
800-916-1611.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise which could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited, to those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov/). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

All product or service names mentioned herein are the trademarks of their respective owners.

CONTACT:5G Wireless Communications, Inc. Frank Simonelli, 310-448-8044 frank@5gwireless.com